EXHIBIT 11

                      KASH N' KARRY FOOD STORES, INC.
                  COMPUTATION OF EARNINGS PER COMMON SHARE



                                   PRIMARY        FULLY DILUTED
                                   EARNINGS       EARNINGS
                                   ---------      -------------

Thirty Weeks
Ended July 30, 1995:

Net income (loss)                  $3,144,000     $3,144,000
                                   ===========    ===========
Common shares
outstanding at
beginning of period                 4,649,943      4,649,943

Stock option plans:
  Shares under option                 198,811        198,811
  at end of period

Treasury shares which
  could be purchased                 (136,733)       (91,957)
                                   -----------    -----------

Average number of
shares outstanding                  4,712,021      4,756,797
                                   ===========    ===========

Earnings per share                 $   0.67       $   0.66
                                   ===========    ===========